Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated August 21, 2015 on the financial statements and financial highlights of Touchstone Tax-Free Trust, included in the Annual Report to Shareholders for the fiscal year ended June 30, 2015, in Post-Effective Amendment Number 78 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-72101), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

October 23, 2015